Appendix T	Code of Ethics

Code of Ethics

As a fiduciary, New Path Capital Advisors (the “Firm”) and its associates have a duty of utmost good faith to act solely in the best interests of each client.  Our clients entrust us with their funds and personal information, which in turn places a high standard on our conduct and integrity.  Our fiduciary duty compels all associates to act with the utmost integrity in all of our dealings.  This fiduciary duty is a core aspect of our Code of Ethics (the “Code”) and represents the expected basis of all of our dealings.  Our Firm adheres to the Code of Ethics and accepts the obligation not only to comply with the mandates and requirements of all applicable laws and regulations but also to take responsibility to act in an ethical and professionally responsible manner in all professional services and activities.

This code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield associated persons from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients.

Standards of Conduct

•	The interests of clients will be placed ahead of the Firm’s or any associate’s.

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Associates are expected to conduct their personal securities transactions in accordance with the policy and will strive to avoid any actual or perceived conflict of interest with the client.  Questions regarding the appearance of a conflict with a client should be discussed with the Chief Compliance Officer before taking action that may result in an actual conflict.

•	Associates will not take inappropriate advantage of their position with the Firm.

•	Associates are expected to always comply with securities laws, which include Anti-Fraud provisions.

•	Investment advisor representatives will be appropriately registered or exempted in each jurisdiction they conduct advisory business as required by regulation.

•	Business titles will be accurate and avoid public misperception as to the associates position, education, and background.

Protection of Non-Public Information - Associates will exercise diligence and due care in maintaining and protecting client non-public personal information and will be familiar with the Firm’s published privacy policies.  Any known or suspected privacy breach must be immediately reported.

The Firm may have written arrangements with third party providers to perform certain client or firm services.  While associates may not be directly involved in this activity, they are expected to not divulge information regarding securities recommendations or client securities holdings to any individual outside of the Firm, except:

•	To complete transactions or account changes (i.e. communications with custodians).

•	As necessary to maintain or service a client account (i.e. communications with a client attorney).

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With a service provider that supports the Firm and only following the Firm entering into a contractual agreement that prohibits the disclosure or use of confidential information and only as necessary to carry out its assigned responsibilities.

•	As permitted or required by law.

Personal Conduct - Associates are expected to conduct themselves with the utmost integrity and avoid any actual or perceived conflict with our clients.  In this spirit, the following are required:

•	Insider Trading – Associates must review and acknowledge their understanding and adherence to the firm’s Insider Trading Policy.

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Acceptance of Gifts – All associates are prohibited from receiving any gift, gratuity, hospitality or other offering of more than de minimis value from any person or entity doing business with the firm.  This gift policy generally excludes items or events where the employee has reason to believe there is a legitimate business purpose and will be pre-approved by the Chief Compliance Officer.

•	Splitting of Fees – Sharing or splitting of advisory fees will only occur with other appropriately registered personnel and as approved by the Firm.

•	Director for an Outside Company – The Firm prohibits an associate from serving as a director for an outside entity whose products, services or activities may be a conflict of interest.

•	Outside Business Interests - Any associate wishing to engage in business activities outside of the Firm must seek approval from the Chief Compliance Officer prior to the engagement.

•	Payment of Services – Advisory client payment of services will be made to the Firm only.

•	Loans – Employees will not take or make a loan from a client unless it is an approved financial institution or the natural person is an immediate family member.

Employee Acknowledgement - New associates will acknowledge they have read, understand, and agree to comply with our Code of Ethics within the 10 days of hiring with the Firm.  All associates will annually reaffirm their understanding of the Firm’s Code of Ethics.

Unlawful Actions

The Investment Company Act of 1940 prohibits New Path and its employees, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the New Path Global Tactical Fund (the “Fund”) to:

A.        Employ any device, scheme or artifice to defraud the Fund;

B.        Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

C.        Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

D.        Engage in any manipulative practice with respect to the Fund.

Personal Securities Trading Policy

New Path Capital Advisors personnel may invest for their own accounts or have a financial interest in the same securities or other investments that the Firm recommends to its clients, and may engage in transactions that are the same as transactions recommended to or made for client accounts.  Such transactions are permitted if pre-cleared, when required, and reported in compliance with the Firm’s policy on personal securities transactions.  Reports of personal transactions in securities by Firm personnel are periodically reviewed by the CCO or qualified designee.
In an effort to reduce or eliminate certain conflicts of interest, the Firm may choose to create a list of securities or products that restricts APs from trading or purchasing (i.e. restricted or blackout list).

Generally, if the Firm is recommending for purchase or sale to any of its clients of an individual marketable security, a related person may not make a transaction for their account in that security prior to the client’s transaction having been completed or until the client has made the decision not to purchase the security unless the related person’s account is maintained at the Firm and it is treated equally and concurrently traded as part of the Firm’s aggregated transaction.

Should the account not be managed by the Firm (“away accounts”), no transactions (other than mutual fund purchases and redemptions) will be made in a security with a market capitalization of $500 million or less prior to the client purchase having been completed or until the client has made the decision not to purchase the security.

Exceptions - Exceptions must be requested of and approved by the CCO, in writing, and typically only for the sale (liquidation) of long positions of a restricted security if the related person owned the security prior to its inclusion to a restricted list, or for the execution of a closing position involving a derivative product (i.e., options, futures, etc.) where the related person acquired the beneficial ownership or rights to the position prior to its inclusion onto a restricted list.

Trading Pre-Clearance - Unless excepted,  APs will be required to pre-clear all personal securities transactions in Initial Public Offerings (IPOs), Limited Offerings or restricted securities through the CCO prior to the transaction.  The CCO will issue a response within one business day.  The clearance will be effective for five market days and is automatically revoked if the AP discovers that the information provided at the time the personal trade was approved is no longer accurate.

Securities Holdings Reports

Associated persons of the Firm will report, and the Firm will periodically review, personal securities accounts and holdings.  The Firm defines an associated person (“AP”) to mean any employee of the investment advisor.

Initial Holdings Report – APs will report to the Chief Compliance Officer within 10 days of hiring or before opening an account thereafter with the following initial holdings information or account data (which must be current within 45 days prior to be provided) involving:

•	Name of each broker, dealer or bank the AP or related person maintains an account where any securities were held for the direct or indirect benefit of the AP/related person.

•	Account number and type registration (individual, joint, etc.) for each identified account.

•	Type of securities (equities/debt), the title, number of shares or principal amount of each security the AP/ related person has had either direct or indirect beneficial ownership.

•	Date the report was submitted by the AP.

Quarterly Transactions Reports – Except as otherwise noted below (see Reporting Exemptions), every AP will report, no later than 30 days following the end of each calendar quarter, to the Chief Compliance Officer  the following:

With respect to transactions in any security in which any AP or related person has, or by reason of such transactions acquires, any direct or indirect ownership in the security involved;

•	Date of transaction, title and type of securities, interest rate and maturity date (if applicable), and number of shares (equities) or principal amount (debt securities) of each security.

•	Nature of transaction (purchase, sale or any other type of acquisition or disposition).

•	Price of security at which the transaction was affected.

•	Name of the broker, dealer or bank through which the transaction occurred.

•	Date the report was submitted by/for the AP.

With respect to any account established by the AP or related person in which any securities were held during the quarter for the direct or indirect benefit of the AP/related person;

•	Name of the broker, dealer or bank with whom the account was established.

•	Date the account was established.

•	Date the report was submitted by/for the AP.

Annual Holdings Reports – Except as otherwise noted below (see Reporting Exemptions), and unless such information is already available as a result of the quarterly transaction reports collection described above (i.e. account statements were previously provided and maintained by firm), each AP will report to the Chief Compliance Officer or designee no later than 45 days following the end of the calendar year –

•	Title and type of securities, number of shares (equities) or principal amount (debt Instruments) of each security the AP/related person has had direct or indirect beneficial ownership.

•	Name of any broker, dealer or bank where the identified account is maintained in which any securities were held for the direct or indirect benefit of the AP/related person.

•	Date that the report is submitted by the AP.

Reporting Exemptions - The noted policy requirements will not be applicable to transactions and holdings in U.S. Government debt, redeemable mutual funds, or variable insurance contracts which invest solely in redeemable mutual funds; any account over which the AP had no direct or indirect influence or control; or transactions that consist entirely of automatic (systematic) investment plans or dividend reinvestment plans (DRIPs).

APs that have provided account information to the Firm for those accounts maintained on a host custodian’s system will have been considered as providing the requisite periodic reports.

Restricted Security/Product List – In an effort to reduce or eliminate certain conflicts of interest, the Firm may create a list of securities or products that restricts trading or purchasing (i.e., restricted or blackout list).  It is each AP’s responsibility to ensure they are aware of the securities currently listed on the Firms Restricted List.

Exceptions - Exceptions must be requested of and approved by the Chief Compliance Officer, in writing, and typically only for the sale (liquidation) of long positions of a restricted security if the AP owned the security prior to its inclusion to the restricted list, or for the execution of a closing position involving a derivative product (i.e. options, futures, etc.) where the AP acquired the beneficial ownership or rights to the position prior to its inclusion onto the restricted list.

Trading Pre-Clearance - Unless exempted, APs/related persons may be required to pre-clear all personal securities transactions in restricted securities through the Chief Compliance Officer prior to the transaction.  The Chief Compliance Officer will issue a response within one business day.  The clearance will be effective for five market days, and automatically revoked if the AP discovers that the information provided at the time the personal trade was approved is no longer accurate.

Review of Personal Securities Reports
On no less than a quarterly basis, the CCO or designee will review identified accounts and transactions of the Firm’s APs and related persons.  This review will be conducted to determine indications of potential conflicts of interest, insider trading activity, or other activity that may be considered inconsistent with New Path Capital Advisors policy.  The CCO will retain copies of the review document, supported by either account statements or a listing of AP accounts managed under the host custodian system.

Recordkeeping Requirements

In an effort to comply with Rules 204-2 under the Investment Advisers Act of 1940 and Rule 17j-1(f) under the Investment Company Act of 1940, each Fund, investment adviser and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this section, and must make these records available to the Securities and Exchange Commission or any representative at any time and from time to time for reasonable periodic, special or other examination:

A.        A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

B.        A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

C.        A copy of each report made by an Access Person as required by this section, including any brokerage statements and confirmations, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

D.        A record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

E.        A copy of each annual compliance report and certification must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under paragraph (e) [Investments in IPOs and limited offerings], for at least five years after the end of the fiscal year in which the approval is granted.

Code of Ethics and Personal Trading Policy Violations

All APs are required to report promptly any violation of this policy to the Chief Compliance Officer or Firm legal counsel, including the discovery of a possible violation committed by another employee.  Items that should be reported include but are not limited to non-compliance with federal securities laws, conduct that is harmful to our clients or the Firm, etc.

Employees are encouraged to report any violations or apparent violations and such reports will not be negatively viewed, even if the reportable event upon further review is determined to not be a violation and the employee reported such apparent violation in good faith.

Code of Ethics and Personal Securities Trading Policy Sanctions

Upon discovering a violation of policy, the Firm may impose any sanctions as deemed appropriate, including disgorgement of profits, trade reversals, and up to and including termination.

Annual Review and Report by Chief Compliance Officer

The Firm has been engaged by Managed Portfolio Series to act as the investment advisor to the New Path Global Tactical Fund.  To fulfill the requirements of Rule 17j-1-1(c)(2)(ii) of the Investment Company Act of 1940:

On an annual basis, New Path’s Chief Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to the Chief Compliance Officer of Managed Portfolio Series for review by the Board of Trustees.
On an annual basis, New Path’s Chief Compliance Officer shall certify to the Board of Trustees of Managed Portfolio Series that CSC has adopted procedures reasonably necessary to prevent its employees from violating the Code of Ethics.